UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 13, 2009

The 2009 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th floor, Boston Massachusetts, on May 13, 2009 at 10:00 a.m. for the following purposes:

1.	To elect nine (9) directors to serve until the 2010 annual meeting of stockholders.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 2, 2009 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown
Secretary

Dated: April 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2009.

This proxy statement and our annual report to security holders are available at www.vfnotice.com/newstarfin

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2009 annual meeting of stockholders to be held on Wednesday May 13, 2009 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 13, 2009.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 2, 2009. On that date, there were 49,160,708 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares. You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposal described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the reelection of nine directors whose current terms end at the annual meeting in 2009.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. Each director nominee must receive a plurality of the votes cast to be reelected.

Abstentions and broker non-votes. Abstaining from voting would have no effect on the results of voting for directors. Brokers will have voting discretion for shares registered in their own name in the election of directors. Accordingly, broker non-votes (which occur when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter) will have no effect on the results of voting.

Discretionary voting by proxies on other matters. We do not know of any proposal, other than the election of directors, that may be presented at the 2009 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.newstarfin.com.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. These nine members are listed below and are nominees for reelection at the annual meeting. You may only vote for nine persons for election as directors.

As detailed more fully below in the section below entitled “Certain Relationships and Transactions,” among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.) As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On February 1, 2009 Capital Z Partners III, L.P. informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for 2009.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. The Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director.

Name	Age (as of April 1, 2009)	Business Experience and Other Directorships	Director Since	Annual Meeting at which the Present Term Expires
Charles N. Bralver (4)	56	Charles N. Bralver joined our Board of Directors on February 5, 2009. Since May 2007, Mr. Bralver has been the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of the Global Capital Markets Practice. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Board of Oliver Wyman, as a member of the Board of Visitors of The Fletcher School, and of the John Sloan Dickey Center for International Affairs at Dartmouth College.	2009	2009

Name	Age (as of April 1, 2009)	Business Experience and Other Directorships	Director Since	Annual Meeting at which the Present Term Expires
T. Kimball Brooker (2)(3)	39	T. Kimball Brooker, Jr. has served on our Board of Directors since our inception in 2004. Since January 2009, he has served as a Senior Vice President of Arnhold and S. Bleichroeder Advisers, LLC, an asset management firm headquartered in New York. From August 1998 through November 2008, he was employed by, or a partner of, Corsair Capital LLC* (and/or its current or prior affiliates including J.P. Morgan Chase & Co. with whom Corsair was affiliated until it separated from J.P. Morgan Chase & Co. in March 2006). Mr. Brooker is also a Director of Insurance Revolution, Inc., SPARTA Insurance and Barbara Oil Company.	2004	2009

Timothy J. Conway (4)	54	Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.	2004	2009

Bradley E. Cooper (2)(3)	42	Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the board of directors of MountainView Capital Holdings, LLC and Argo Group International Holdings Ltd. and is a member of Argo’s Investment Committee.	2006	2009

Name	Age (as of April 1, 2009)	Business Experience and Other Directorships	Director Since	Annual Meeting at which the Present Term Expires
Brian L. P. Fallon (1)(2)	58	Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is a Partner of O’Connor Capital Partners. Prior to joining O’Connor Capital Partners in September of 2007, Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002-2007. From 1982-2002, Mr. Fallon held numerous positions at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and currently serves as a Director on the Advisory Council of the Robert F. Kennedy Children’s Action Corps as well as The Community Builders, Inc.	2008	2009

Frank R. Noonan (1)(2)	66	Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a Director and member of the Audit Committee of Avnet, Inc. and Risk Metrics Group and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc.	2006	2009

Maureen P. O’Hara (1)(3)	55	Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee.	2006	2009

Name	Age (as of April 1, 2009)	Business Experience and Other Directorships	Director Since	Annual Meeting at which the Present Term Expires
Peter A. Schmidt-Fellner	52	Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.	2006	2009

Richard E. Thornburgh (4)	55	Mr. Thornburgh has been a Partner of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk Committee.	2006	2009

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Risk Policy Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of April 2, 2009 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement above, and (iii) all current members of our Board and our current executive officers as a group.

	Shares Owned	Percent of Class
Principal Stockholders
J.P. Morgan Corsair II Capital Partners, L.P. (1)	9,704,972	19.66%
Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022
OZ Management, L.L.C. (2)	6,473,805	13.12%
Daniel S. Och 9 West 57th Street New York, NY 10019
Capital Z Partners, Ltd. (3)	5,719,138	11.59%
Capital Z Partners, L.P. 230 Park Avenue South New York, NY 10003
Capital Z Partners III GP, Ltd. (4)	4,000,000	8.14%
Capital Z Partners III, L.P. 230 Park Avenue South 11th Floor New York, NY 10003
Swiss Reinsurance Company (5)	3,000,000	6.10%
Mythenquai 50/60 CH-8022 Zurich, Switzerland
Maverick Capital, Ltd. (6)	2,735,052	5.56%
Maverick Capital Management, LLC 300 Crescent Court 18th Floor Dallas, TX 75201
Lee S. Ainslie III
767 Fifth Avenue, 11th New York, NY 10153
The Northwestern Mutual Life Insurance Company (7)	2,614,778	5.31%
720 East Wisconsin Avenue Milwaukee, Wisconsin 53202
Timothy E. Moriarty (8)	2,533,288	5.15%
c/o McGrath, Doyle & Phair 150 Broadway Suite 1915 New York, NY 10038

Directors and Executive Officers
Charles N. Bralver	51,250	*

T. Kimball Brooker, Jr. (9)	14,166	*

Timothy J. Conway (10)	1,064,702	2.16%

Bradley E. Cooper (11)	83,576	*

Brian L.P. Fallon	12,500	*

Frank R. Noonan (12)	23,833	*

Maureen P. O’Hara (13)	24,500	*

Peter A. Schmidt-Fellner (14)	735,854	1.50%

Richard E. Thornburgh (15)	37,500	*

John K. Bray (16)	211,550	*

Robert T. Clemmens (17)	244,318	*

David R. Dobies (18)	284,361	*

All current executive officers and directors as a Group (12 persons) (19)	2,788,110	5.63%

*	Less than 1%.

(1)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Richard E. Thornburgh is an officer of both Corsair Capital LLC and Corsair II, L.L.C. and is also a director of the Company.
(2)	Includes 166,811 shares issuable upon the exercise of a warrant. Includes Common Stock held by (i) Gordel Holdings Limited, (ii) GPC LV VII, LLC, c/o Corporation Service Company 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, a limited liability company incorporated in Delaware, (iii) Goldman Sachs & Company Profit Sharing Master Trust, (iv) OZ Master Fund, Ltd., a limited liability company incorporated in the Cayman Islands, and (v) OZ Global Special Investments Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands. Both of the OZ Funds use the mailing address: c/o Goldman Sachs (Cayman) Trust Limited, P.O. Box 896, Harbour Centre, Georgetown, Grand Cayman, Cayman Islands. OZ Management, LP is the investment manager of OZ Master Fund, Ltd., Gordel Holdings Limited, Goldman Sachs & Company Profit Sharing Master Trust, and GPC LV II, LLC. OZ Advisors II, LP is the general partner of OZ Global Special Investments Master Fund, LP. Och-Ziff Holding LLC, is the general partner to OZ Advisors II, LP. Och-Ziff Holding Corporation serves as the general partner of OZ Management, LP and OZ Advisors II, LP. Och-Ziff Capital Management Group LLC is the sole shareholder of both Och-Ziff Holding Corporation and Och-Ziff Holding LLC. Daniel S. Och as Chief Executive Officer and Executive Managing Director of Och-Ziff Capital Management Group LLC may be deemed to have investment and/or voting control of such shares.
(3)	Includes 200,174 shares issuable upon the exercise of a warrant and 4,166 shares issuable upon the exercise of options. As reported in a Schedule 13D filed with the SEC on January 18, 2008, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(4)	Consists of shares directly owned by Capital Z Partners III, L.P. (“Capital Z III”) and indirectly owned by Capital Z Partners III GP, L.P. (“Capital Z III LP”) and Capital Z Partners III GP, Ltd. (“Capital Z III GP”). Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the securities held by Capital Z III, although Capital Z III LP and Capital Z III GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act).
(5)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(6)	As reported in a Schedule 13G filed with the SEC on February 17, 2009. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(7)	Includes 91,746 shares issuable upon the exercise of a warrant. As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the shares. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. Richard A. Strait is a portfolio manager for NIMC and manages the portfolio which holds the shares and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Strait is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. In the ordinary course of business, broker-dealer affiliates of Northwestern Mutual may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, our securities, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in our securities.
(8)	As reported in a Schedule 13D filed with the SEC on February 21, 2008.
(9)	Includes 4,166 shares issuable upon the exercise of options.
(10)	Includes 21,789 shares issuable upon the exercise of warrants and 50,000 shares issuable upon the exercise of options.
(11)	Consists of shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,719,138 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. and (ii) the 4,000,000 shares shown as beneficially owned by Capital Z Partners III, L.P. Mr. Cooper is a shareholder and officer and co-owner of the ultimate entity delegated investment authority for the Capital Z Partners entities that collectively maintain beneficial ownership of such shares, but he disclaims beneficial ownership of all such shares. Mr. Cooper is also a shareholder and an officer of Capital Z Partners III, Ltd., and an officer and co-owner of the ultimate entity delegated investment authority for Capital Z Partners III, L.P., but he disclaims beneficial ownership of all such shares.
(12)	Includes 10,833 shares issuable upon the exercise of options.
(13)	Includes 7,500 shares issuable upon the exercise of options.
(14)	Includes 12,997 shares issuable upon the exercise of warrants and 41,666 shares issuable upon the exercise of options.
(15)	Includes 7,500 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(16)	Includes 33,333 shares issuable upon the exercise of options.
(17)	Includes 3,746 shares issuable upon the exercise of warrants and 25,000 shares issuable upon the exercise of options.
(18)	Includes 4,128 shares issuable upon the exercise of warrants and 33,333 shares issuable upon the exercise of options.
(19)	Includes a total of 126,236 shares issuable upon the exercise of warrants and 213,331 shares issuable upon the exercise of options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2008 is shown in the Summary Compensation Table on Page 21 ( the “named executive officers”).

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and believes its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

•	Executive compensation should support the achievement of specific strategic and business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

Market Conditions

The unprecedented market events of 2008 played a pivotal role in the Company’s executive compensation program. The economy deteriorated dramatically during 2008 as the United States entered a recession. Higher unemployment, a decline in housing prices, an increase in default rates across a wide range of asset classes and an overall decrease in lending continued to strain the economy. The financial services industry changed significantly through bankruptcies, consolidations, mergers, and substantial government aid, legislation and regulation.

While NewStar, like many others, has been impacted by the broader economic slowdown, the Company continued to benefit from the strategic actions of the executive team to position the Company to operate effectively through a range of business conditions, including times of severe economic stress. In contrast with most of our industry, the Company’s 2008 results represented four quarters of profitability and an increase in book value per share year over year. These results were largely attributable to the Company’s consistent focus on credit quality, conservative capital structure, simple business strategy and aggressive management of expenses, including a reduction in 2008 incentive compensation payments.

In addition, the Company took an important step towards completion of its depository strategy in January 2009 when it entered into a definitive agreement to acquire Southern Commerce Bank, N.A and filed the necessary applications with the Federal Reserve to become a bank holding company. The proposed acquisition of Southern Commerce represents a significant step in the Company’s depository strategy of accessing new and sustained sources of liquidity and the transition to a bank holding company.

The Compensation Committee’s decisions on compensation for 2008 reflect the significant challenges financial institutions face in the current and anticipated economic environment, and recognize the actions taken by the executive team to navigate these difficult times. The Company’s performance in volatile market conditions influenced the level of compensation paid to the named executive officers for 2008 services in a number of ways:

•	2008 incentive payments were 56% below target levels and 39% below levels paid in 2007;

•

20% of 2008 incentives paid to named executive officers were made in the form of restricted stock subject to multi-year vesting provisions. By providing a balance of cash and a diversified mix of equity compensation subject to multi-year vesting, the use of restricted stock provides greater alignment of management and shareholder interests and discourages excessive risk taking; and

•

Sharp declines in our stock price related to the recent market dislocation have deeply discounted the accumulated equity holdings of our named executive officers, as the value of their prior performance-based awards is affected by the price of our stock.

Each of these factors, as well as the other elements of the Company’s executive compensation program, is discussed in greater detail below.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

	Compensation Component	Description	Strategic Rationale

Base Salary	Base salary	Stable component of compensation based on competitive environment and experience in executive role	• Discourages inappropriate risk-taking. • Consistent with market practice.

Short-Term Incentives	Annual Incentive	Variable annual compensation tied to established Company, line of business and individual goals and objectives	• Provides incentive for achievement of objectives. • Provides variable component of pay closely linked to Company performance. • Consistent with market practice.

	Compensation Component	Description	Strategic Rationale
Long-Term Incentives	Stock Awards

Stock Options

Grants of options to purchase shares at a specified price, which rewards share price appreciation.

Restricted Stock

Grants of restricted shares of stock subject to multi-year vesting provisions, awarded in lieu of cash incentives.

•   Focus executive officers on value creation and increasing shareholder value over long-term.

•   Promotes long-term retention.

•   Align executive officers with shareholders.

•   Discourages inappropriate risk-taking.

Stock Ownership Requirements

To complement the long-term incentive program, the Company requires its executive officers to hold a percentage of equity grants. Certain executives, including all of our named executive officers, are required to hold at least 25% of their net vested equity holdings during the term of their employment with the Company. Any shares purchased outside of the Company’s Equity Compensation Program are not subject to any lock-up restrictions.

• Fosters long-term stock ownership, and focuses executive officers on long-term performance.

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with the programs provided to all employees. • Consistent with market practice.

Welfare Benefits

Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, executive officers are eligible to participate in Company-sponsored healthcare plans at their sole expense.

• Consistent with the programs provided to all employees. • Consistent with market practice.

Perquisites	Additional Benefits and Perquisites	Reimbursement of office parking provided to executive officers in selected geographies.	• Provided in select locations in order to be market-competitive when recruiting talent. • Subsidized in these locations at some level for all employees.

Employment Agreements	Employment Agreements	The Company entered into employment agreements with each named executive officer in December 2006. These agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Severance arrangements are subject to non-compete and non-solicitation provisions. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

•   Prevent against direct competition and solicitation of talent.

•   Align executive officers and shareholders in the event of a potential change-in-control

•   Provide continuity of management during a transition.

•   Provide for market-competitive severance in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk, and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our shareholders. The Company’s executive compensation program is designed to discourage inappropriate risk-taking in a number of ways. First, the structure of the executive compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. This mix encourages a balanced focus on near-term objectives and the creation of shareholder value over the long-term. Next, the Company’s annual incentive compensation program is based on the Company’s performance against a pre-established operating plan and not on a targeted level of stock price appreciation. In addition, determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as credit quality over time.

In addition, the Company’s stock ownership requirements detailed above, coupled with an emphasis on annual equity awards subject to multi-year vesting requirements, closely align executive interests with those of shareholders over the longer term. The components of each executive’s compensation package are further detailed below.

Finally, the Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws. To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to, and must annually certify compliance with, a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets. A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee reviews third-party analysis of the compensation practices of financial institutions in general, ranging from other publicly traded competitors to private investment funds/hedge funds to business development companies and real estate investment trusts, which provide similar services to our target customers, to ensure the Company’s compensation practices remain market competitive. Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee does not rely on third-party benchmarking to determine compensation levels for each element of the Company’s executive compensation program. Instead, the Committee considers a number of factors in making compensation determinations for the named executive officers including Corporate, line of business and individual performance, retention needs, internal pay equity and broader economic and market conditions. Furthermore, given the unprecedented market dislocation that took place during the course of 2008, and the rapidly shifting landscape in the Company’s competitive market, the Committee placed heavier emphasis on both absolute and relative business performance, individual achievement of strategic objectives and the overall economic condition in making 2008 executive compensation determinations.

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Level of responsibility associated with the position/title;

•	Competitive market rates for similar responsibilities;

•	Experience and tenure in the position; and

•	Balance of fixed versus variable compensation.

The following chart sets forth base salary as a percentage of total target cash compensation and illustrates that base salary is determined with the intention that base salary will not represent the largest part of a named executive officer’s total cash compensation.

	Base Salary as % of Total 2008 Target Cash Compensation Package
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Dobies	Mr. Clemmens
Executive Salary	25%	29%	24%	25%	32%

The Compensation Committee reviews the base salaries for the named executive officers on a regular basis (at least annually). In determining annual base salary adjustments for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities during the course of the year, as opposed to applying a formulaic approach.

Following an assessment of each named executive officer’s performance and review of competitive market practices, in February of 2008 the Committee determined that the base salaries for Messrs. Conway, Schmidt-Fellner and Bray should be increased to be competitive with the base salary levels for positions of like responsibility at firms in the Company’s competitive market for talent. In keeping with the philosophy that executive compensation should be both performance-based and externally competitive, as well as balanced to discourage excessive risk-taking, the Committee approved base salary increases for Messrs. Conway, Schmidt-Fellner and Bray. As a result, on February 12, 2008, Mr. Conway’s base salary was increased from $400,000 to $475,000, Mr. Schmidt-Fellner’s base salary was increased from $350,000 to $400,000 and Mr. Bray’s base salary was increased from $300,000 to $350,000. All base salary increases were effective April 1, 2008.

The base salary for Mr. Clemmens, who was named as an executive officer of the Company on May 14, 2008, was increased from $325,000 to $350,000 in recognition of his increased responsibility and expanded role in the operation of the business during the course of 2007 and 2008. Mr. Dobies’ base salary did not change in 2008 as the Committee determined the level of base pay to be in line with what was offered for like positions at other firms in the Company’s competitive market for talent.

As the Company generally does not expect that the difficult financial market and poor economic outlook will improve in the short term, at its February 4, 2009 meeting, the Committee determined that base salaries for the named executive officers would remain at 2008 levels at this time. As executive compensation trends in the marketplace continue to evolve in the wake of changing economic and regulatory conditions, the Committee will revisit the overall design of the Company’s executive compensation program, including base salaries, to ensure that the Company’s program remains in line with its overall objectives.

Annual Incentive Compensation Program

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

The first step in the 2008 bonus process was the establishment of Company goals and objectives for the fiscal year. The Board of Directors and its various Committees, based on input from management, established an operating plan for the year that contained both quantitative and qualitative goals and objectives. These goals and objectives included adjusted earnings, growth and return measures and the credit quality of the portfolio. Performance objectives were then established for each executive officer. These objectives supported the achievement of the Company’s annual plan and included company, line of business and individual goals. The emphasis placed on the achievement of business line and individual goals is higher for executive officers with production responsibilities, while there is a stronger emphasis placed on Company performance for those executive officers with primarily corporate responsibilities.

Establishing Incentive Compensation Targets

The target bonus pool was established by the Committee early in the year by determining an appropriate payout ratio of incentive compensation as a percentage of corporate pre-tax, pre-incentive adjusted earnings. The payout ratio represents a balance that enables the Company to attract, motivate, reward and retain superior management talent while providing for an appropriate level of shareholder return.

In February 2008, the Compensation Committee established target corporate pre-tax, pre-incentive adjusted earnings of $81.3 million, which the Committee considered an ambitious growth goal for the Company in difficult economic conditions. The bonus payout ratio for the named executive officers as a percentage of that target was then set at 6.4%, or $5.2 million. The Committee felt that this 6.4% ratio represented a balance between management and shareholder return in light of the Company’s relatively early development stage and the ambitious level of the targeted earnings in a challenging economic climate.

Individual incentive compensation targets for executive officers were then determined based on a number of factors including the size of the overall pool, the individual’s position, and an assessment of the relative difficulty of achieving the plan objectives. The goal is to establish targets that reward superior performance while driving profitability within the Company’s business plan. The 2008 incentive compensation targets for the named executive officers are detailed below.

	2008 Target Bonus ($) Opportunity
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Dobies	Mr. Clemmens	Total Named Executives
Executive Bonus	1,450,000	850,000	1,250,000	900,000	750,000	5,200,000

Measurement of Performance against Targets and Allocation of Incentive Compensation Pool

In determining the level of funding for the 2008 incentive pool, the Committee utilized a pre-established funding mechanism which calculated incentive pool funding relative to the Company’s performance against the targeted level of pre-tax, pre-incentive adjusted earnings. Under the funding mechanism, if the Company performed within +/- 15% of the performance target, the incentive pool would be funded in a linear fashion as a percentage of planned earnings. However, if the Company underperformed the performance target by more than 15%, a decelerator would be applied to pool funding. The Committee has the authority to modify the calculated funding based to its determination of an appropriate payout relative to broader market conditions as well as the achievement of the Company’s strategic goals and objectives.

In 2008 the Company generated approximately $59.0 million in actual pre-tax, pre-incentive adjusted earnings, which was 26% below the targeted level. Due to the decelerator embedded in the funding mechanism, this level of performance generated incentive pool funding of $3.4 million for the named executive officers , which was 34% below the targeted level. In making its final determination of 2008 incentive pool funding the Committee considered many factors in addition to this level of performance, which represented four quarters of profitability for the Company in an extremely challenging economic environment. The Committee also considered the Company’s entry into a definitive agreement to acquire Southern Commerce Bank, N.A., a significant step towards completion of the Company’s depository strategy; and the efforts of the executive management team in effectively managing the Company through deteriorating market conditions during the course of 2008. The Committee also weighed the Company’s performance relative to the plan against the goals of retention and motivation of a top-tier management team. Finally, the Committee reviewed the components of each executive’s incentive compensation package, including the balance between cash and long-term equity awards, relative to the overall compensation expense to support the Company’s incentive award program.

The CEO recommended to the Committee that despite strong earnings in a difficult environment, incentive pool funding for 2008 should be further reduced to manage operating expense, emphasize long-term objectives and performance and demonstrate strong alignment between management and shareholders during a challenging market environment. The CEO proposed that the remaining funds be made available to both support enhancements to the Company’s long-term incentive Plan in 2009 (as detailed below, under “Equity Incentives”) and fund ongoing operations.

The Committee agreed with the CEO and exercised its discretion to further reduce 2008 incentive payments, approving aggregate incentive payments of $2.3 million, to be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on Page 21). This level of payout was 56% below target incentive levels for 2008 and 39% below actual incentive payments received in 2007.

In addition, the Committee also supported the CEO’s recommendation that all employees, including named executive officers, determined to be eligible for bonuses in excess of $50,000 receive payment via a combination of cash and restricted stock, subject to multi-year vesting provisions to encourage retention and assure measured risk taking. As a result, of the $2.3 million in incentives approved by the Committee, 80%, or $1.84 million, was paid to the named executive officers in cash with the remaining 20% settled in restricted stock. This represented a departure from prior practice, as historically incentive bonuses have been paid exclusively in cash.

Once the level of incentive pool funding was established, the Committee then reviewed the performance of the Company and discussed the performance and compensation of each of the named executive officers. This past year, as is the case generally, the CEO and/or the Head of Human Resources, as applicable attended Committee meetings but were not present for the executive sessions or for any discussion of their own compensation. The CEO provided the Committee with a performance assessment and compensation recommendation for each named executive officer (other than himself). The assessment included a summary of how the Company performed against the stated plan objectives, and how each named executive officer performed against their respective performance objectives, which included origination volume, fee income, and credit measures as well as strategic growth and marketing initiatives. The recommendations were then considered by the Committee and in turn, discussed in executive session with the other independent directors of the Board. With respect to the CEO, the independent directors of the Committee met in executive session under the direction of the Committee Chairman to conduct a performance review of the CEO based on his contribution to the Company’s performance and other growth and/or leadership accomplishments. The Committee then presented their recommendation for CEO pay to the other independent Directors of the Board.

With respect to Messrs. Conway, Schmidt-Fellner and Bray, the Committee focused consideration on the overall performance of the Company despite extremely challenging market conditions including significant progress with respect to the Company’s depository strategy that resulted in a definitive agreement to acquire Southern Commerce Bank, N.A. in January 2009, management of liquidity levels during the year, earnings and the overall credit quality of the Company’s portfolio. With respect to Messrs. Dobies and Clemmens, individual and line of business goals were evaluated based on the overall performance of the Middle Market portfolio, which included the credit quality of the loans originated in both the current and prior years. The Committee made its determination after considering such measures collectively rather than assigning weight to any one objective.

The following table summarizes the Committee’s determination of 2008 incentive compensation for the named executive officers:

	2008 Bonus Summary
	Mr. Conway	Mr. Bray	Mr. Schmidt-Fellner	Mr. Dobies	Mr. Clemmens	Total Named Executives
2008 Target Bonus Opportunity	1,450,000	850,000	1,250,000	900,000	750,000	5,200,000
2008 Actual Bonus	575,000	425,000	475,000	400,000	425,000	2,300,000
2008 Actual Bonus as % of Target	40%	50%	38%	44%	57%	44%
2008 Bonus – Amt Paid in Cash (80% of Actual)	460,000	340,000	380,000	320,000	340,000	1,840,000
2008 Bonus – Amt Paid in Restricted Stock (20% of Actual)	115,000	85,000	95,000	80,000	85,000	460,000
# of Shares of Restricted Stock Awarded (1)	70,122	51,829	57,927	48,780	51,829	280,487

(1)	The number of restricted shares granted to each executive officer was determined based on a Fair Market Value of $1.64/share, the closing price of the Company’s common stock on the NASDAQ Global Market on February 20, 2009, the date incentive payments were made to all employees. The restricted stock awards are subject to a two-year, pro-rata vesting schedule, with 50% of the awards vesting on February 20, 2010 and the remaining 50% vesting on February 20, 2011.

Long-term Equity Incentives

The Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests, focuses executive officers on increasing franchise value over the long-term and promotes long-term retention. All named executive officers are eligible for annual equity awards as part of total compensation. The Company primarily utilizes seven-year non-qualified stock options, which typically vest in equal installments over a period of three years from the date of grant to support its annual award program. The Committee believes that the use of stock options most closely connects management’s interests with those of shareholders as stock options will only deliver value to the named executive officer when the Company’s share price exceeds the exercise price of the option.

The Committee may, in its discretion, also grant restricted stock and other equity-based awards under the terms and conditions of the Company’s 2006 Incentive Plan. The restricted stock described above that was used to pay a portion of 2008 bonuses was issued pursuant to the 2006 Incentive Plan.

In determining the level of equity incentives awarded to each named executive officer, the Committee considers a number of factors, including the individual’s performance, market levels of total compensation for similar positions, total stock ownership and constraints if any, presented by market volatility and/or limitations in the amount of equity authorized to be issued under the Company’s 2006 Incentive Plan. As detailed above, in 2008 the Committee believed that a higher percentage of compensation should be made to its employees in the form of long-term equity awards and, therefore, reduced incentive pool funding for cash bonuses and paid a portion of 2008 incentives in restricted stock.

Stock option grants made to the named executive officers in 2008 are detailed in the Grants of Plan-Based Awards Table on Page 22. The 2008 stock option awards have a seven-year term and vest annually in three equal installments beginning on the first anniversary of the grant date.

2009 Option Exchange Program

During the course of 2008, the Committee conducted an extensive review of the Company’s long-term incentive program to determine if the level and mix of equity awards granted under the Company’s 2006 Incentive Plan continued to achieve the stated objective of providing market competitive, long-term incentives to retain and motivate top management talent. Based on its assessment, the Committee determined that the levels of equity ownership of the Company’s key executives were significantly below market competitive levels due to a combination of three factors:

•

Many of the named executive officers received a grant of restricted stock when the Company was founded in June 2004 that vested in annual installments over the course of four years. The last vesting event took place on June 17, 2008, resulting in a substantial shift in the unvested value held by the Company’s top executives.

•

Based on the Company’s philosophy that the use of stock options most closely aligns management and shareholder interests, the majority of the annual equity awards issued to key executives since the Company’s founding have largely taken the form of stock options, which only have value to the executive if the share price exceeds the exercise price of these awards. As a result of significant volatility in the Company’s stock price, the exercise prices for the majority of the stock awards granted to executives since the Company’s Initial Public Offering in December of 2006 are substantially higher than the Company’s current stock price.

•

Volatility in the Company’s stock price has also constrained the number of shares available under the Company’s 2006 Incentive Plan to be issued to executives in the form of annual grants, as lower stock prices require increased share usage to deliver market competitive levels of equity incentives. As a result, annual equity awards made to key executives since the IPO have been lower than targeted levels based on a limited number of shares available to be issued under the Company’s 2006 Incentive Plan.

Based on a thorough review, the Committee concluded that the current levels of equity incentives available to senior executives did not meet the overall objectives of the Company’s long-term incentive program. The Committee believed near-term action was warranted to address this imbalance and as such, has taken a number of steps to improve the Company’s long-term incentive program.

On January 28, 2009, our shareholders approved an increase of approximately 4.5 million additional shares to be authorized under the Company’s 2006 Incentive Plan, as previously recommended by the Committee. The Committee recommended approving this increase to allow the Company to continue to provide market competitive equity-based awards to key executives to motivate their performance by granting them an equity stake in the Company, foster retention by granting awards that are subject to multi-year vesting provisions and provide an incentive for executives to achieve long-range performance goals aligned with the interests of our shareholders without excessive risk-taking.

On March 18, 2009 the Committee used a portion of the newly authorized shares to grant a special, one-time option award to key executives, including the named executive officers. The Committee granted options to purchase approximately 2.7 million option awards. The options were seven-year, non-qualified stock options subject to a three year, pro-rata vesting schedule with exercise prices equal to the fair market value of the Company’s stock on the date of grant. To be eligible for this one-time award, the Committee required the executives to surrender a portion of their outstanding option holdings in exchange for the new grant to minimize the dilutive impact and maximize the Company’s tax benefit of the new issuance. In addition, each executive also agreed to enter into a lock-up agreement whereby 50% of the net proceeds from the exercise of options granted as part of this exchange would be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter. If, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees from, the Company, the amount of his proceeds held by the Company would be forfeited.

Perquisites

The Company attempts to minimize the use of additional executive officer benefits or perquisites. The only on-going perquisite provided to executive officers is reimbursement of office parking in selected geographies. This ‘parking subsidy’ is available at some level to all employees within those selected geographies to allow the company to be market competitive when recruiting talent.

Stock Ownership Requirements

Each executive officer entered into a stock ownership agreement whereby the executive officer agreed that for a period of one year following any termination of employment, he would hold 25% of his transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture). If, during the one year following termination, he were to violate the covenant not to compete with the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer as equity compensation during his employment with the Company and does not apply to any personal investment in NewStar stock. In addition, options issued as part of the option exchange described above are subject to a more restrictive lock-up agreement arrangement, the terms of which have been set forth above. The Company believes the stock ownership requirements ensure that executive officers have a significant long-term ownership stake in the Company and that their interests are aligned with shareholders’ interests. In addition, the Company has adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the NewStar stock that they own.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m)) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and four other most highly compensated employees. However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. In January 2009, shareholders approved an amendment and restatement of our 2006 Incentive Plan, which reflected clarifying language and limitations to ensure that certain awards made under the Plan will be performance-based Awards intended to qualify for the performance-based compensation exception under Section 162(m). The Company’s policy is to qualify incentive compensation programs for full corporate deductibility, to the extent feasible and consistent with the Company’s overall compensation goals and objectives.

Employment Agreements

In December 2006, the Company entered into employment agreements with each of the named executive officers. The named executive officer employment agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.

•	Each executive officer is entitled to participate in incentive bonus programs the board of directors may adopt from time to time and is eligible for equity grants periodically.

•

Each executive officer is entitled to a severance payment and acceleration of equity vesting in the event of a termination without cause or for “good reason”; and acceleration of vesting but no further severance payment upon the Company’s failure to renew the agreement (provisions differ based on job title/level of responsibility as discussed in the Potential Payments Upon Termination of Employment section of this proxy statement on Page 23).

•

The agreements provide for graduated benefits, including acceleration of vesting, in the event that the executive officer chooses to retire from the Company, dependent upon the length of service at the time of retirement. Given the relatively young life of the Company, the retirement provisions are intended to provide market benefits to retain an experienced executive team with an emphasis placed upon years of service post-IPO.

•

Depending on the level of job responsibility, the initial term of each agreement varied from two to three years with automatic yearly renewal provisions. In December 2008, the employment agreements of Messrs. Dobies and Clemmens were subject to the automatic yearly renewal provision, and both agreements were renewed without change for 2009.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment. The benefits provided under the change-in-control agreements mimic those described above with the following exceptions:

•

Change-in control payments require a double-trigger—in order to qualify for compensation, a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment.

•	Severance periods, and therefore benefits, are extended from one to two years as detailed above, to two to three years. Vesting of all equity is immediately accelerated.

The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that, for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to the executive officer are subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code (IRC), the Company will provide the executive officer with a gross-up payment so that the executive officer will receive the same economic terms he would have received if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Committee determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive officer will receive the three years base salary and estimated cash incentive less only ordinary income taxes on that amount. The amounts payable under these agreements, calculated as if termination had occurred on December 31, 2008, are shown under the “Potential Payments upon Termination of Employment or Change-in-Control”, section of this proxy statement beginning on Page 23.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Frank R. Noonan, Chair

T. Kimball Brooker, Jr.

Bradley E. Cooper

Brian L.P. Fallon

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2008 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2008. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation (5) ($)	Total ($)
Timothy J. Conway	2008	456,250	575,000	1,547,674	370,158	23,028	2,972,110
Chief Executive Officer and President	2007	400,000	1,000,000	2,961,797	317,767	22,018	4,701,582
	2006	400,000	1,300,000	6,771,570	4,171,342	31,258	12,674,170

John K. Bray	2008	338,051	425,000	392,694	133,279	13,800	1,302,824
Chief Financial Officer	2007	300,000	550,000	643,446	27,874	13,500	1,534,820
	2006	252,083	600,000	593,997	365,907	16,700	1,828,687

Peter Schmidt-Fellner	2008	388,051	475,000	1,085,681	282,671	13,800	2,245,203
Chief Investment Officer	2007	350,000	900,000	2,077,848	222,994	13,500	3,564,342
	2006	350,000	1,150,000	4,751,979	2,297,257	25,033	9,204,269

David R. Dobies	2008	300,000	400,000	392,694	143,597	20,228	1,256,519
Group Head and Managing Director	2007	281,250	750,000	677,702	44,599	19,494	1,773,045
	2006	250,000	1,000,000	950,396	585,451	21,125	2,806,972

Robert T. Clemmens (6)	2008	344,301	425,000	392,694	111,137	13,800	1,286,932
Chief Credit Officer

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement, as adjusted by the Committee, and for 2008 was as follows: Mr. Conway, $400,000, Mr. Bray, $300,000, Mr. Schmidt-Fellner, $350,000, Mr. Clemmens, $250,000, Mr. Dobies, $250,000. Mr. Conway’s salary reflects 6 pay periods at a base salary rate of $400,000 and 18 pay period at a base salary rate of $475,000. Mr. Bray’s salary reflects 6 pay periods at a base salary rate of $300,000 and 18 pay period at a base salary rate of $350,000. Mr. Schmidt-Fellner’s salary reflects 6 pay periods at a base salary rate of $350,000 and 18 pay period at a base salary rate of $400,000. Mr. Clemmens’s salary reflects 6 pay periods at a base salary rate of $325,000 and 18 pay period at a base salary rate of $350,000.
(2)	Amounts shown for 2007 and 2006 reflect cash bonus payments. Amounts shown for 2008 reflect cash bonus payments and the portion of performance bonus paid in restricted stock, which had a grant date fair market value of $1.64.
(3)	Amounts shown do not reflect compensation actually received by each named executive officer. Instead, the amounts shown represent the compensation expense incurred by the Company relating to stock awards held by the named executive officer during 2008, determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Company’s Financials Statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 10, 2009 (the “FY 2008 10-K”). The amounts shown reflect forfeitures made on December 13, 2008 by each of the named executives for tax purposes in the following number of shares: Mr Conway (22,495), Mr. Schmidt-Fellner (12,322), Mr. Bray (4,341), Mr. Dobies (4,341) and Mr. Clemmens (4,300).
(4)	Amounts shown do not reflect compensation actually received by each named executive officer. Instead, the amounts shown represent the compensation expense incurred by the Company relating to option awards held by the named executive officer during 2008, determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Company’s Financials Statements included in the FY 2008 10-K.
(5)	Amount for 2008 reflects matching contributions of $13,800 to each named executive officer made by NewStar under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from NewStar under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amount for 2008 for Mr. Conway reflects company-provided parking at the company’s office in Boston ($9,228). The amounts for Mr. Dobies for 2008 reflects company-provided parking of $6,428.
(6)	Mr. Clemmens became an executive officer during 2008, therefore only his 2008 compensation is presented.

Grants of Plan-Based Awards during 2008

Name and Principal Position	Grant Date	Approval Date for Awards Granted Conditioned Upon Employment at a Later Date (Date of Approval)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Timothy J. Conway	2/12/2008	—	—	150,000	$7.32	$327,000
Chief Executive Officer and President	2/20/2009	2/4/2009	70,122	—	—	115,000	(1)

John K. Bray	2/12/2008	—	—	100,000	$7.32	$218,000
Chief Financial Officer	2/20/2009	2/4/2009	51,829	—	—	85,000	(1)

Peter Schmidt-Fellner	2/12/2008	—	—	125,000	$7.32	$272,500
Chief Investment Officer	2/20/2009	2/4/2009	57,927	—	—	95,000	(1)

David R. Dobies	2/12/2008	—	—	100,000	$7.32	$218,000
Group Head and Managing Director	2/20/2009	2/4/2009	48,780	—	—	80,000	(1)

Robert T. Clemmens	2/12/2008	—	—	75,000	$7.32	$163,500
Chief Credit Officer	2/20/2009	2/4/2009	51,829	—	—	85,000	(1)

(1)	Total reflects the $1.64 closing price of our common stock on the Nasdaq Global Market on the grant date.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2008

The following table details the outstanding holdings of each named executive officer at December 31, 2008.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy J. Conway	12/13/2006	—	—	—	—	—	251,436	1,003,230	—	—
Chief Executive Officer and President	12/13/2006	611,184	152,796	—	17.00	12/13/2016	—	—	—	—

John K. Bray	12/13/2006	—	—	—		—	63,797	266,520	—	—
Chief Financial Officer	12/13/2006	53,612	13,403	—	17.00	12/13/2016			—	—

Peter Schmidt-Fellner	12/13/2006	—	—	—		—	176,380	703,756	—	—
Chief Investment Officer	12/13/2006	428,900	107,226	—	17.00	12/13/2016	—	—	—	—

David R. Dobies	12/13/2006	—	—	—	—	—	63,797	254,550	—	—
Group Head and Managing Director	12/13/2006	85,780	21,445	—	17.00	12/13/2016	—	—	—	—

Robert T. Clemmens	12/13/2006		—	—	—	—	63,797	254,550	—	—
Chief Credit Officer	12/13/2006	75,057	18,765	—	17.00	12/13/2016	—	—	—	—

(1)	Assuming continued employment with NewStar, options granted on 12/13/2006 vest according to the following schedule: 60% upon date of grant and an additional 10% on each of the first four anniversaries of the date of grant.
(2)	Assuming continued employment with NewStar, restricted stock awards granted on 12/13/2006 vest according to the following schedule: 15% of the restricted stock will cease to be subject to forfeiture on the second anniversary of the grant, an additional 20% will cease to be subject to forfeiture on the third anniversary of the grant and 25% will cease to be subject to forfeiture on each of the fourth and fifth anniversaries of the grant.
(3)	Value is based on the closing price of NewStar common stock of $3.99 on December 31, 2008, as reported on the NASDAQ Global Market.

Option Exercises and Stock Vested for Fiscal 2008

The following table details the number of restricted shares that vested and the value realized upon vesting in 2008 for each named executive officer. None of the named executive officers exercised any stock options during 2008.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy J. Conway	—	—	91,570	581,470	(1)
Chief Executive Officer and President			53,879	161,098	(2)

John K. Bray	—	—	8,033	51,001	(1)
Chief Financial Officer			13,671	40,876	(2)

Peter Schmidt-Fellner	—	—	64,260	408,051	(1)
Chief Investment Officer			37,796	113,010	(2)

David R. Dobies	—	—	12,851	81,604	(1)
Group Head and Managing Director			13,671	40,876	(2)

Robert T. Clemmens	—	—	11,246	71,412	(1)
Chief Credit Officer			13,671	40,876	(2)

(1)	The vested value represents the Fair Market Value of $6.35 on the date of vesting, 6/17/2008.
(2)	The vested value represents the Fair Market Value of $2.99 on the date of vesting, 12/13/2008.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2008

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2008.

Name of Executive: Timothy J. Conway

Type of Payment	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$2,983,334	$—	$—	$—	$—	$4,475,000
Incentive Bonus	1,016,667	1,016,667	1,016,667	1,016,667	1,016,667	1,016,667
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	644,932	1,003,230	1,003,230	1,003,230	1,003,230	1,003,230
Commission of Welfare Benefits	28,720	—	—	—	—	43,080
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	1,940,230
Total	$4,688,653	$2,019,897	$2,019,897	$2,019,897	$2,019,897	$8,493,207

Name of Executive: John K. Bray

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$1,800,000	$—	$—	$—	$—	$2,700,000
Incentive Bonus	550,000	550,000	550,000	550,000	550,000	550,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	163,638	254,550	254,550	254,550	254,550	254,550
Commission of Welfare Benefits	28,720	—	—	—	—	43,080
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	1,311,695
Total	$2,557,358	$804,550	$804,550	$804,550	$804,550	$4,874,325

Name of Executive: Peter Schmidt-Fellner
Type of Payment	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$2,641,666	$—	$—	$—	$—	$3,962,500
Incentive Bonus	920,833	920,833	920,833	920,833	920,833	920,833
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	452,414	703,756	703,756	703,756	703,756	703,756
Commission of Welfare Benefits	28,720	—	—	—	—	43,080
Outplacement Services	15,000	—	—	—	—	15,000
Exercise Tax & Gross-Up	—	—	—	—	—	1,691,712
Total	$4,058,633	$1,624,589	$1,624,589	$1,624,589	$1,624,589	$7,336,881

Name of Executive: David R. Dobies
Type of Payment	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$1,050,000	$—	$—	$—	$—	$2,100,000
Incentive Bonus	750,000	750,000	750,000	750,000	750,000	750,000
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	72,730	254,550	254,550	254,550	254,550	254,550
Commission of Welfare Benefits	11,248	—	—	—	—	22,496
Outplacement Services	10,000	—	—	—	—	10,000
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	$1,893,978	$1,004,550	$1,004,550	$1,004,550	$1,004,550	$3,137,046

Name of Executive: Robert T. Clemmens

Type of Payment	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew Contract ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	$916,667	$—	$—	$—	$—	$1,833,334
Incentive Bonus	566,667	566,667	566,667	566,667	566,667	566,667
Stock Option Vesting Acceleration	—	—	—	—	—	—
Restricted Stock Vesting Acceleration	72,730	254,550	254,550	254,550	254,550	254,550
Commission of Welfare Benefits
Outplacement Services	10,000	—	—	—	—	10,000
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	$1,566,064	$821,217	$821,217	$821,217	$821,217	$2,664,551

As described in the Compensation Discussion and Analysis under “Employment Agreements” on Page 18, the Company entered into employment agreements with each of the named executive officers listed above upon the completion of the Company’s initial public offering in December of 2006. The table above assumes a termination of employment that would trigger payments or other benefits to the named executive officers under the existing employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2008. All valuations of restricted stock are based upon the closing price ($3.99) of NewStar stock on December 31, 2008, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, following the Company’s failure to renew the employment agreement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive officer has not substantially performed his duties, or (ii) willful engagement in illegal conduct or gross misconduct by the executive officer that is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of the executive officer or a plea of guilty or nolo contendere by the executive officer to a felony, or (iv) a material breach of the executive officer’s obligation under his confidentiality and/or non-compete obligations. No act or failure to act on the part of an executive officer is considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s actions or omission was in the best interests of the Company.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty five (25) miles from his initial place of employment, (iii) a material diminution by the Company in the executive officer’s principal duties and responsibilities. For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered if the named executive officer is not the CEO, CIO or CFO, respectively, of a publicly-traded company.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary plus two years’ cash bonus (calculated at the higher of the bonus paid to the named executive officer in the prior fiscal year or the average bonus paid during the three previous fiscal years). In addition, each would receive two years of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the two-year severance period. Options would remain exercisable for a period of ninety days following the end of the two-year severance period. Messrs. Dobies and Clemmens would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus cash bonus. Each would also receive one year of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the one-year severance period. Their options would also remain exercisable for a period of ninety days following the end of the one-year severance period.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive accelerated vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. The acceleration of vesting due to the Company’s failure to renew is limited to the equity holdings of the executive officer at the time of the initial public offering in December of 2006 and does not apply to any future equity awards the executive officer may receive. Further, upon a failure to renew, executive officers would have one year to exercise options beyond the normal termination date; upon retirement, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, each executive officer would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense. None of the executive officers were eligible to retire as of December 31, 2008 because retirement is conditioned on being age 55 or older and being employed with the Company for five or more years following our initial public offering. Likewise, because the employment agreements for Messrs. Conway, Schmidt-Fellner and Bray do not expire until December 2009, and the employment agreements for Messrs. Dobies and Clemmens were automatically renewed, none of the executive officers were eligible for the accelerated vesting of restricted stock, continued vesting of options, extension of option exercisability and eligibility to participate in employer-sponsored healthcare upon the Company’s failure to renew the agreement as of December 31, 2008.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-year period following the date of termination to exercise any options.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger”, meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions for Messrs. Conway, Schmidt-Fellner and Bray mimic the awards made under an involuntary termination without cause, with the exception that the severance period is extended from two to three years and each named executive officer would receive full acceleration of all equity awards. Similarly, Messrs. Dobies and Clemmens would be entitled to a two-year severance period and full acceleration of all equity awards.

Upon a change-in-control, executive officers may be subject to certain excise taxes under section 280G of the Internal Revenue Code. The Company has agreed that so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to Messrs. Conway, Schmidt-Fellner and Bray are subject to a “golden parachute” excise tax, the Company will provide the named executive officer with a gross-up payment so that the named executive officer will receive the same economic terms they would have received if there were no excise tax. The amounts shown in the table are based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 5.3% state income tax rate and a 1.45% Medicare tax rate.

Equity Compensation Plan Information

The Company’s 2006 Incentive Plan is a stockholder-approved plan under which the Company may grant stock options, restricted stock, other equity-related awards, and performance awards. The Company also has individual stockholder-approved plans with certain members of the Company’s management team that were put into place in December 2006 in connection with the Company’s Initial Public Offering. The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under these plans at December 31, 2008 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	4,257,221	$14.23	617,987
Equity compensation plans not approved by stockholders	—	—	—
Total	4,257,221	$14.23	617,987

BOARD OF DIRECTORS—DIRECTOR COMPENSATION

Each of the Company’s independent, non-management directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock. Non-management directors receive 5,000 shares of restricted stock and options to purchase up to 5,000 shares of common stock upon re-election to a new term of service each year at the Company’s annual meeting. Non-management directors who serve as the Chairperson of a Committee of the board also receive an additional 10,000 stock options. The restricted stock vests over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The options granted vest ratably over three years with the first 33% vesting on the first anniversary of the date of grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Total ($)
Timothy J. Conway (3) Chairman	—	—		—		—
Kimball T. Brooker, Jr.	50,000	29,385		12,863		92,248
Peter Schmidt-Fellner (4)	—	—		—		—
Mark Gormley (5)	37,500	82,668		26,019		146,187
Richard Thornburgh	50,000	29,385		20,445		99,830
Frank Noonan	100,000	29,385		28,027		157,412
Maureen O’Hara	75,000	29,385		20,445		124,830
Brian L.P. Fallon (6)	12,500	—		—		12,500
Bradley E. Cooper (7)	50,000	29,385	(8)	12,863	(8)	94,248

(1)	The amounts shown represent the compensation expense incurred by the Company relating to stock awards held by the Director during 2008, determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Company’s Financials Statements included in the FY 2008 10-K. The award vests over 5 years according to the following schedule: 15%, 15%, 20%, 25%, 25%. Each director with the exception of Mr. Fallon, who joined the Board in November of 2008, received a grant of 5,000 restricted shares on May 14, 2008 upon election to a new term. The fair market value of the awards issued to each director on that day was $32,000/Director, based on a closing price of $6.40 of our common stock on the Nasdaq Global Market on May 14, 2008.
(2)	The amounts shown represent the compensation expense incurred by the Company relating to option awards held by the Director during 2008, determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Company’s Financials Statements included in the FY 2008 10-K. The award vests pro-rata over three years (33% each year). Each director with the exception of Mr. Fallon, who joined the Board in November of 2008, received a grant of stock options on May 14, 2008 upon election to a new term. Messrs. Gormley, Cooper and Brooker each received a grant of 5,000 options on May 14, 2008. The Fair market value of each of their respective awards on that date was $10,000. Mr. Thornburgh and Ms. O’Hara each received a grant of 15,000 options on May 14, 2008. The fair market value of their respective awards on that date was $15,000. Mr. Noonan received a grant of 25,000 options on May 14, 2008. The fair market value of his award on that date was $50,000.
(3)	Executive directors do not receive compensation for their board responsibilities.
(4)	Executive directors do not receive compensation for their board responsibilities.
(5)	Amount paid in cash reflects the three fiscal quarters Mr. Gormley served as a Director at a rate of $12,500/quarter prior to stepping down from the Board in November of 2008. Upon stepping down from the Board, the stock options and Restricted Stock Awards granted to Mr. Gormley in December 2006 were accelerated to vest. The amount shown represents the expense incurred by the Company in accordance with FAS 123(R), using the assumptions described in Note 13 to the Company’s Financials Statements included in the FY 2008 10-K.

(6)	Amount paid in cash reflects the one fiscal quarter Mr. Fallon served as a Director at a rate of $12,500/quarter upon his election to the Board in November of 2008.
(7)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Management, LLC (“Cap Z”).
(8)	In July 2007, Mr. Cooper transferred his 2006 restricted stock and option awards to Cap Z. In May 2008 Mr. Cooper transferred his 2008 restricted stock and option awards to Cap Z.

The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2008 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Kimball T. Brooker, Jr.	10,000	10,000
Mark Gormley	10,000	10,000
Richard Thornburgh	10,000	20,000
Frank Noonan	10,000	30,000
Maureen O’Hara	10,000	20,000
Brian L.P. Fallon	—	—
Bradley E. Cooper	10,000	10,000

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that all our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by Nasdaq, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held ten meetings during 2008. Independent directors regularly meet in executive session in which only independent directors are present. During 2007, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director served. All Board members whose terms continue after the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Each member of our Board of Directors attended our 2008 annual meeting.

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and assesses the independence of the auditor. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. Until November 20, 2008, the Audit Committee consisted of Messrs. Noonan (Chair), Mr. Gormley, and Ms. O’Hara. On November 20, 2008 Brian L.P. Fallon was appointed to the Company’s Board of Directors and to serve as a member of the Audit Committee. Since that time, the Committee has consisted of Messrs. Noonan (Chair) and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met six times during 2008.

Information About our Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2008. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2007	2008
Audit Fees	$1,072,975	$1,133,700
Audit Related Fees	$—	$—
Tax Fees	$138,200	$186,175
All Other Fees	$—	$—
Total Fees	$1,211,175	$1,319,875

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2008 Audit Committee Report

The Committee reviewed and discussed the audited financial statements for 2008 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2008 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Brian L.P. Fallon

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually. The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com.

Until November 20, 2008, the Compensation Committee consisted of Messrs. Noonan (Chair), Brooker, and Cooper. On November 20, 2008 Brian L.P. Fallon was appointed to the Company’s Board of Directors and to serve as a member of the Compensation Committee. Since that time, the Committee has consisted of Frank R. Noonan (Chair), Kimball T. Brooker Jr., Bradley E. Cooper and Brian L.P. Fallon. The Compensation Committee met six times during 2008.

The Compensation Committee meets early each year to establish the goals and targets applicable to the executive officers’ annual incentive compensation for the current year, as well as to determine the results for the year that has just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2006 Incentive Plan other than to directors and executive officers and all determinations under the 2006 Incentive Plan with respect thereto, provided that the Committee fixes the maximum amount of such awards for all such recipients and a maximum for any one recipient. For further information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” above.

To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the programs’ consistency with the Company’s executive compensation philosophy. The Committee has engaged Towers Perrin to assist in the development of our compensation programs. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management works with the Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant’s invoices are paid from Company funds. Members of management, including the Chief Executive Officer and Head of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. All decisions on executive compensation are made by the Compensation Committee in executive session without management present. Management’s role in setting 2008 compensation is described in more detail in the “Compensation Discussion & Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

As detailed more fully below in the section entitled “Certain Relationships and Transactions,” among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Bradley E. Cooper, one of our directors and member of our Compensation Committee, is an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., (which has subsequently changed its name to Capital Z Partners III, L.P.) which purchased 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000. As part of the transaction Union Square Partners, L.P. was also granted nomination and management rights by the Company in separate side letter agreements entered into in connection with the private placement. T. Kimball Brooker, Jr., one of our directors and member of our Compensation Committee, was also an officer of the entity delegated investment authority for the Corsair II Capital portfolio at the time of the private placement. Mr. Brooker was affiliated with Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P., entities which purchased an aggregate of 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee was established following our initial public offering at the end of 2006. Its members are Ms. O’Hara (Chair) and Messrs. Brooker and Cooper. The Committee operates under a written charter, which is available on our website at www.newstarfin.com. In 2008 the Nominating and Corporate Governance Committee met two times.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the Nasdaq Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On February 1, 2009 the Company received from Capital Z Partners III, L.P. their nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee operates under a written charter, which is available on our website at www.newstarfin.com. In 2008 the Committee met three times.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section under the Corporate Governance sub-section under the heading “Committees and Charters”, where we may also disclose any amendments to and waivers of the code. At the same location, we have also posted our Code of Business Conduct and ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. Since our initial public offering, the Audit Committee of our Board of Directors has had the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Among the investors in the private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008, Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.), Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are entities affiliated with members of our board of directors and, therefore, the private placement and related transactions were approved by an independent committee of our Board of Directors. Bradley E. Cooper, one of our directors, is an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., which subsequently changed its name to Capital Z Partners III, L.P., which purchased 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000. As part of the transaction Capital Z. Partners III, L.P. was also granted nomination and management rights by the Company in separate side letter agreements entered into in connection with the private placement. Mr. Cooper is also an officer and co-owner of the ultimate entity delegated investment authority for the Capital Z entities that collectively maintained beneficial ownership of 5,709,972 shares of our common stock prior to the private placement. T. Kimball Brooker, Jr., one of our directors, was an officer of the entity delegated investment authority for the Corsair II Capital portfolio. Richard E. Thornburgh, another of our directors, is also an officer of Corsair Capital LLC. At the time of the private placement Mr. Brooker and Mr. Thornburgh were affiliated with Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P., entities which purchased an aggregate of 4,000,000 of the shares of our common stock issued in the private placement for a total purchase price of $40,000,000.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. At December 31, 2008, the loan balance outstanding and amount of committed funds were $10.2 million and $11.5 million, respectively. The largest aggregate amount of principal outstanding under this loan during 2008 was $12.2 million. The interest rate on the loan is 9.00%, and Advantage Business Media LLC paid $2,407,813 in aggregate principal payments and $1,017,486 in aggregate interest payments during 2008.

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. The Fund pays the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the years ended December 31, 2008, 2007 and 2006 and for the period August 22, 2005 through December 31, 2005, the Fund paid the Company asset management fees of $6.3 million, $5.3 million, $1.4 million and $.02 million, respectively.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2008, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements except for the following: OZ Management filed one late Form 4 reporting one transaction.

Deadlines for Stockholder Proposals

Assuming the 2010 annual meeting is not more than 30 days before or 30 days after May 13, 2010:

•

if you wish to bring business before or propose director nominations at the 2010 annual meeting, you must give written notice to us not earlier than December 14, 2009 or later than January 13, 2010, and

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if you wish to bring proposed business to the 2010 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 14, 2009.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal place of business, 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary.

NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 13, 2009.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar to be held at 10:00 a.m. on May 13, 2009 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposal contained in the Notice of the Annual Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued, and to be signed on reverse side)

ADDRESS CHANGE / COMMENTS
NEWSTAR FINANCIAL, INC.
P.O. BOX 11455
NEW YORK, N.Y. 10203-0455

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2009

This proxy statement and our annual report to security holders are available at www.vfnotice.com/newstarfin

☐

▼  DETACH PROXY CARD HERE   ▼

☒	Votes must be indicated (x) in Black or Blue ink.	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

1. Elect eight directors

Nominees:				This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.
Charles N. Bralver,	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	FOR ALL EXCEPT*
T. Kimball Brooker Jr.,
Timothy J. Conway,
Bradley E. Cooper,
Brian L.P. Fallon,	☐	☐	☐
Frank R. Noonan,
Maureen P. O’Hara,
Peter A. Schmidt-Fellner,				To change your address, please mark this box.	☐
Richard E. Thornburgh
				To include any comments, please mark this box.	☐

(Instructions: To withhold authority to vote for one or more individual nominees, mark the “FOR ALL EXCEPT*” box and write the name(s) of such nominee(s) in the space provided below.)

Exceptions*________________________________________________

S C A N L I N E

Date ____________ Share Owner Sign here _______________________ Co-Owner Sign here ___________________________

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.